UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2015

NATIONAL BANK HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35654	27-0563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 East Orchard Road,  Suite 300, Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)

720-529-3336
(Registrant’s telephone, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.02.  Termination of a Material Definitive Agreement

On November 9, 2015, National Bank Holdings Corporation issued a press release announcing that its wholly-owned subsidiary, NBH Bank, N.A. (the “Bank”), entered into an early termination agreement with the Federal Deposit Insurance Corporation (“FDIC”) that terminates the Bank’s loss share agreements with the FDIC, and made a payment of $15.1 million to the FDIC as consideration for the early termination of the loss share agreements. These loss share agreements were entered into by the Bank in 2010 and 2011 in conjunction with the Bank’s acquisition of substantially all of the assets and assumption of all of the liabilities of two failed banks, Hillcrest Bank and Community Banks of Colorado, respectively, in FDIC-assisted transactions.  All rights and obligations of the Bank and the FDIC under these FDIC loss share agreements have been eliminated under the early termination agreement. The press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
10.1

Termination Agreement among Federal Deposit Insurance Corporation, as Receiver of Hillcrest Bank Overland Park, Kansas, Federal Deposit Insurance Corporation, as Receiver of Community Banks of Colorado, Greenwood Village, Colorado, Federal Deposit Insurance Corporation and NBH Bank, N.A., dated as of November 5, 2015.

99.1	Press Release dated November 9, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Bank Holdings Corporation

By:	/s/ Zsolt K. Besskó
Name: Zsolt K. Besskó Title: Chief Administrative Officer & General Counsel
Date: November 9, 2015